Exhibit 3.1

CERTIFICATE OF FORMATION

OF

MID SOUTH TRANSCO LLC

1.	The name of the limited liability company is Mid South TransCo LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 2nd day of December, 2011.

By:	/s/ Joseph J. Cerise
Name:	Joseph J. Cerise
Title:	Authorized Person